Exhibit 4.b.(viii)

                              SEVENTH AMENDMENT TO
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT


          This Seventh Amendment (the "Seventh Amendment") dated as of
November 30, 1994 (the "Effective Date"), by and among ALEXANDER & BALDWIN, INC., a Hawaii corporation (the "Parent"), A&B-HAWAII, INC., a Hawaii corporation ("A&B-Hawaii"), the undersigned banks (individually a "Bank" and collectively the "Banks"), and FIRST HAWAIIAN BANK, a Bank and as Agent for the Banks, amends the Amended and Restated Revolving Credit and Term Loan Agreement (as previously amended, the "Agreement") effective as of April 1, 1989, among the Parent, A&B-Hawaii, the Agent, and the banks that are parties thereto.

                                    RECITALS

          A. The Parent, A&B-Hawaii, the Banks and the Agent have entered into the Agreement.

          B. The parties hereto wish to amend the Agreement to extend the Termination Date, to reduce the Commitment Fee, to amend the Interest Rate, to amend certain financial covenants and to make certain other modifications, all as set forth in greater detail below.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

          1. Definitions. All terms defined in the Agreement shall have such defined meanings when used herein, unless otherwise defined herein.

          2.   Amendment.  The Agreement shall be amended as follows:

               a. Section 9.1 is hereby amended to include the following defined terms and the respective meanings of such defined terms:

               "Consolidated Cumulative Net Income": shall mean, as to any Borrower, the aggregate Consolidated Net Income of that Borrower for the fiscal period(s) in question.

               "Consolidated Interest Expense": shall mean the sum of all amounts that would, in accordance with GAAP, be deducted in computing Consolidated Net Income for such period on account of interest, including without limitation, imputed interest in respect of capitalized lease obligations, fees in respect of letters of credit and bankers' acceptance financing and amortization of debt discount and expense.

               "Consolidated Net Income": shall mean, as to any Borrower, such Borrower's and its Subsidiaries' gross revenues, less all operating and non-operating expenses of such Borrower and its Subsidiaries, including all charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves), but not including in gross revenues any (i) gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion, exchange or other disposition of capital assets (i.e., assets other than current assets) other than real property sold for cash, cash equivalents or other property or tangible assets by any Subsidiary engaged in property development activities in the ordinary course of its property development activities, (ii) gains resulting from the write-up of assets,
     (iii) equity of such Borrower or its Subsidiaries in the unremitted earnings of any company (other than of such Borrower or its Subsidiaries),
     (iv) any goodwill, or (v) net income, gain or loss during such period from any change in accounting, from any discontinued operations or the disposition thereof, from any extraordinary events or from any prior period adjustments, all determined in accordance with GAAP.

               "Consolidated Net Income Before Taxes": shall mean Consolidated Net Income plus the sum of all deferred and current federal, state, local and foreign taxes that are deducted in accordance with GAAP in computing Consolidated Net Income for such period.

               "Consolidated Tangible Net Worth": shall mean, as to any Borrower, the consolidated net worth of such Borrower, and its Subsidiaries, determined in accordance with GAAP, less all Intangibles.

               "Consolidated Total Assets": shall mean, as to any Borrower, that Borrower's consolidated total assets, determined in accordance with GAAP.

               "GAAP": shall mean generally accepted accounting principles applied on a basis consistent with those followed in the preparation of the financial statements referred to in Section 6.1 unless otherwise indicated.

               "Indebtedness": shall mean, as to any Borrower, all items of indebtedness which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of a balance sheet of such Borrower as of the date as of which indebtedness is to be determined and shall also include all indebtedness and liabilities of others (other than the Borrowers or any of their respective Subsidiaries) assumed or guaranteed by such Borrower or in respect of which such Borrower is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise, excluding, however, Contingent Liabilities and Excluded Liabilities.

               "Intangibles": shall mean any intellectual properties, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of underlying tangible assets), unamortized debt discount and expense, deferred research and development costs, any write-up of asset value after December 15, 1989 and other assets treated as intangible assets under GAAP.

               "Interest Coverage Ratio": for any fiscal quarter shall mean, as to any Borrower, the sum of (i) such Borrower's Consolidated Net Income Before Taxes for the four immediately preceding fiscal quarters, and
     (ii) such Borrower's Consolidated Interest Expense for the four immediately preceding fiscal quarters, divided by such Borrower's Consolidated Interest Expense for the four immediately preceding fiscal quarters.

               "Restricted Payments": shall have the meaning specified in
     Section 7.8A.

               b.   In the definition of "Termination Date" set forth in
Section 9.1, the date "November 30, 1995" shall be deleted, and the date "November 30, 1996" shall be inserted in its place.

               c. Section 1.3 is hereby amended in its entirety to state as follows:

               Section 1.3 Fee for Revolving Credit Commitment. The Borrowers agree to pay the Agent, for distribution to the Banks ratably according to their respective Commitments, a single commitment fee, computed on the basis of the actual number of days elapsed and a 365-day year, payable from time to time at the rate of three-twentieths of one percent (3/20%) per annum on the average daily unused portion of the Total Commitment. The commitment fee shall be determined at the aforesaid rate from the Effective Date, to and including the Termination Date. Except as otherwise provided in Section 1.4 below, the commitment fee will be payable quarterly in arrears not later than the fifteenth day of each January, April, July and October, for the quarter ending on the last day of the previous month commencing January 15, 1995.

               d. Section 1.7C is hereby amended in its entirety to read as follows:

               C. Interest Rates on Revolving Loans. Except as otherwise provided in Section 1.7F:

                   (i) The Interest Rate in respect of each Prime Loan shall be the Prime Rate;

                  (ii) For each Revolving Loan that is a Eurodollar Loan, the Interest Rate in respect of each Eurodollar Loan during its related Eurodollar Interest Period shall be the Eurodollar Rate for such Eurodollar Interest Period plus three-eighths on one percent (3/8%);

                 (iii) For each Revolving Loan that is a CD Loan, the Interest Rate in respect of each CD Loan during its related CD Interest Period shall be the CD Rate for such CD Interest Period plus one-half of one percent (1/2%).

               e. Section 1.7D is hereby amended in its entirety to read as follows:

               D. Interest Rates on Term Loans. Except as otherwise provided in Section 1.7F:

                   (i) The Interest Rate in respect of each Term Loan that is a Prime Loan shall be the Prime Rate plus, (x) from the Termination Date to and including the last day before the second anniversary of the Termination Date, one-quarter of one percent (1/4%), and (y) from the second anniversary of the Termination Date to and including the Final Maturity Date, three-eighths of one percent (3/8%);

                  (ii) The Interest Rate in respect of each Term Loan that is a Eurodollar Loan during its related Eurodollar Interest Period shall be the Eurodollar Rate for such Eurodollar Interest Period plus, (x) from the Termination Date to and including the last day before the second anniversary of the Termination Date, five-eighths of one percent (5/8%), and (y) from the second anniversary of the Termination Date to and including the Final Maturity Date, three-fourths of one percent (3/4%); and

                 (iii) The Interest Rate in respect of each Term Loan that is a CD Loan during its related CD Interest Period shall be the CD Rate for such CD Interest Period plus, (x) from the Termination Date to and including the last day before the second anniversary of the Termination Date, three-fourths of one percent (3/4%), and (y) from the second anniversary of the Termination Date to and including the Final Maturity Date, seven-eighths of one percent (7/8%).

               f. Section 7.1A(i) is hereby amended in its entirety to state as follows:

               A. (i) Commencing with the fiscal year beginning January 1, 1993, permit the Parent's Consolidated Tangible Net Worth to be less than the sum of (x) $475,000,000 plus (y) 35% of the Parent's Consolidated Cumulative Net Income after December 31, 1992 (such required minimum net worth not to be reduced by any consolidated net loss during any such period) or permit the Consolidated Tangible Net Worth of A&B-Hawaii during any fiscal year to be less than $150,000,000;

               g. Section 7.1 is hereby amended to include a new subsection E to state as follows:

               D. Permit the Parent's Interest Coverage Ratio for any fiscal quarter (measured at the end of such fiscal quarter) to be less than 2.0 to 1.0.

               h. Section 7.8A is hereby amended in its entirety to state as follows:

               A. Declare or pay any dividend or other distribution on any class of its capital stock or other equity interests, redeem or repurchase any such interests or make any other distribution on account of any such interests (all of the foregoing being "Restricted Payments"), except that either Borrower may make Restricted Payments in any amount so long as
     (i) no Event of Default or Unmatured Event of Default shall then be existing or be existing after giving effect to any such Restricted Payment, and (ii) any such Restricted Payment will not violate any applicable law or regulation, including Regulation U of the Board of Governors of the Federal Reserve System.

          3.   Miscellaneous.

               a. Except as otherwise expressly amended by this Seventh Amendment, the Agreement shall continue to be in full force and effect in accordance with its terms. All references to the Agreement shall mean the Agreement as amended by this Seventh Amendment.

               b. This Seventh Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

               c. This Seventh Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

               d. Each party hereby represents to the others that each of the individuals executing this Seventh Amendment on its behalf is a duly appointed signatory of the respective party to this Seventh Amendment and that each is duly authorized to execute this Seventh Amendment by or on behalf of the respective party for whom he or she is signing and duly authorized to take any and all action required by the terms of this Seventh Amendment.

               e. The Borrowers represent and warrant that on and as of the Effective Date of this Seventh Amendment, the material representations and warranties contained in the Agreement or made in any writing delivered or furnished pursuant to this Seventh Amendment are true and correct, and no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

               f. All of the terms of this Seventh Amendment shall be effective as of the Effective Date.

          IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment as of the Effective Date.


ALEXANDER & BALDWIN, INC.          A&B-HAWAII, INC.

By  /s/ G. S. Holaday              By  /s/ G. S. Holaday
Its Vice President                 Its Senior Vice President

By  /s/ Thomas A. Wellman          By  /s/ Thomas A. Wellman
Its Asst. Controller               Its Controller



FIRST HAWAIIAN BANK,               BANK OF AMERICA NATIONAL
as a Bank and as Agent             TRUST AND SAVINGS ASSOCIATION,
                                   individually and as Co-Agent

By  /s/ Adolph F. Chang            By  /s/ Richard E. Bryson
Its Vice President                 Its Vice President



BANK OF HAWAII                     THE BANK OF CALIFORNIA, N.A.

By  /s/ Marcy Fleming              By  /s/ Wanda Headrick
Its Vice President                 Its Vice President



CREDIT LYONNAIS LOS ANGELES        CREDIT LYONNAIS CAYMAN ISLAND
BRANCH                             BRANCH

By  /s/ Thierry Vincent            By  /s/ Thierry Vincent
Its Vice President/Manager         Its Authorized Signatory